Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 o: 206.883.2500 f: 866.974.7329

January 6, 2023

Athira Pharma, Inc.

18706 North Creek Parkway, Suite 104

Bothell, WA 98011

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Athira Pharma, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-261073) filed on November 14, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 24, 2021 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Controlled Equity Offering Sales AgreementSM, dated as of January 6, 2023 (the “Sales Agreement”), by and among the Company, Cantor Fitzgerald & Co. and BTIG, LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of January 6, 2023 and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

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Athira Pharma, Inc.

January 6, 2023

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about January 6, 2023, for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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